                                                                     Exhibit D-5


               BEFORE THE PUBLIC SERVICE COMMISSION OF NEVADA

 In the Matter of the Application of )
 NEVADA POWER COMPANY,               )
 SIERRA PACIFIC POWER                )   Docket No. 98-7023
 COMPANY, and SIERRA PACIFIC         )
 RESOURCES for Approval of           )
 agreement and plan of Merger.       )



                 JOINT PROPOSAL FOR SETTLEMENT CONFERENCE


      This Joint Proposal for Settlement Conference ("Joint Proposal") is made as to all issues set forth herein by and between Sierra Pacific Power Company ("SPPC"), Sierra Pacific Resources ("Sierra Pacific"), Nevada Power Company ("NIT"), together referred to as "Joint Applicants", and the Regulatory Operations Staff of the Public Utilities Commission ("Staff'). The Attorney General's Office of Advocate for Customers of Public Utilities ("UCA"), agrees to this Joint Proposal except for the provisions and exhibits set forth in Article II.

      WHEREAS, on July 7, 1998, Joint Applicants filed with the Public Utilities Commission of Nevada ("PUCN" or "Commission") an application seeking acceptance of the plan to merge which included a commitment to generation divestiture and the formation of an Independent System Administrator ("ISA"); and

      WHEREAS, the PUCN conducted evidentiary hearings regarding the application, and on January 4, 1999, the PUCN issued its Compliance Order conditionally approving the plan to merge; and

      WHEREAS, Joint Applicants sought clarification of certain portions of the Compliance Order, and on February 1, 1999, the PUCN issued an Order Clarifying Compliance Order; and

      WHEREAS, Joint Applicants filed with the PUCN their Restructuring Compliance Plan and Unbundling docket on April 1, 1999.

      WHEREAS, Joint Applicants filed with the PUCN their Divestiture Plan on April 15,1999; and

      WHEREAS, Joint Applicants filed with the Federal Energy Regulatory Commission ("FERC") on March 31, 1999 their Generation Aggregation Tariff ("GAT") proposals; and

      WHEREAS, on April 12, 1999 the PUCN issued an Order to Appear and Show Cause and hearing commenced on May 10, 1999; and

      WHEREAS, on June 2, 1999 the PUCN issued a Notice of Hearing with regard to the Divestiture Plan filing made by Joint Applicants on April 15, 1999; and

      WHEREAS, pursuant to the PUCN's directive at hearing on June 4, 1999, Joint Applicants, the Staff and UCA have conducted further discussions and analysis to resolve various substantive and procedural matters; and

      WHEREAS, as a result of these discussions and analysis, the Parties offer this Joint Proposal;

      NOW THEREFORE, for and in consideration of the mutual covenants and obligations herein contained the Parties agree as follows:


                                 Article I.

                          MERGER TO BE CONSUMMATED


      1.1 For the limited purpose of consummating the merger and conditioned on Joint Applicants' filing of their final ISA proposal with FERC and the PUCN simultaneously, Joint Applicants have satisfied the requirements of the Compliance Order to file their Restructuring Compliance Plan and Unbundling Application, and the Divestiture Plan including the GAT and the ISA. Notwithstanding the above, the Parties acknowledge that the PUCN has not formally and fully reviewed, accepted or rejected the filings referenced above. The Parties therefore agree, subject to the rights, remedies, conditions and limitations set forth hereinafter, to jointly recommend that the PUCN conduct proceedings to formally review and promptly thereafter issue an order regarding the Joint Applicants' revised Divestiture Plan as described in Paragraph 1.2 below. The Parties respectfully request that the Show Cause Order be lifted and the Notice of Hearing vacated. Joint Applicants will take all steps reasonable and necessary to consummate the merger pursuant to the Compliance Order and the Merger Agreement.


      1.2 With all due speed, Joint Applicants will withdraw and refile their Divestiture Plan for approval by the PUCN. The refiled Divestiture Plan will include auction protocols, the Offering Memorandum and proforma purchase and sale agreements, a delineation of the bundles as revised herein, and any proposals for the utilization of buy-back contracts to serve load.

      1.3 The Parties respectfully request that the PUCN review the revised Divestiture Plan including the final ISA.

      1.3.a. The revised Divestiture Plan including the ISA shall be filed in Docket No. 98-7023. The issues raised in the revised Divestiture Plan including the ISA shall be severed from the Compliance Order and heard by the PUCN pursuant to a proceeding and process of the PUCN's choosing to take evidence and render an order.

      1.3.b. Joint Applicants will not use or raise severance of the revised Divestiture Plan including the ISA from the Compliance Order or the fact of severance, against the PUCN in any manner whatsoever, or claim any right, remedy, defense, or make any argument relating thereto, and Joint Applicants expressly waive as to the PUCN any and all such rights, remedies, defenses, claims or arguments relating thereto.

      1.4 The Parties do not, by agreeing to or participating in PUCN review of the revised Divestiture Plan including the ISA as set forth in Paragraph 1.3 above, waive any defenses, claims or arguments of whatsoever kind or nature on appeal or review.

      1.5 Following review of the revised Divestiture Plan including the ISA as set forth in Paragraph 1.3 above, by accepting this Joint Proposal, the PUCN agrees to issue an order in connection with the revised Divestiture Plan including the ISA. Joint Applicants agree to comply with such order, subject to any relief or remedy obtained through appeal or review pursuant to applicable law by any affected Party.

      1.6 Joint Applicants will not transfer or delegate in any manner title, control, authority, operation or administration of any generation or transmission to any non-affiliated person or entity until the PUCN has rendered an order on the revised Divestiture Plan, including the ISA, pursuant to Paragraph 1.5 above.


                                Article II.

                       GENERATION AGGREGATION TARIFF

      2.1 The UCA specifically does not agree to provisions and exhibits set forth in this Article.

      2.2 Northern GAT: Sierra will seek early acceptance of its cost-based recourse tariff as filed in FERC Docket ER99-2332. Joint Applicants and Staff respectfully request that the PUCN join or support the request of early acceptance.

      2.2-a. After acceptance by FERC of the cost-based recourse tariff, Joint Applicants will file with FERC the modification of the accepted tariff as set forth in Exhibit "A".

      2.2.b. The Parties respectfully request that the PUCN close Docket No. 99-40 15 without further action or order.

      2.2.c. Joint Applicants will take all reasonable and necessary actions to support the modification to the accepted tariff at FERC, but in the event that settlement discussions ensue, Joint Applicants may pursue settlement under terms that differ from the modified filing.

      2.2.d. By agreement to this procedure for the modification of the GAT, the Parties do not intend to interfere in any way with the rights of any other Party to participate at FERC in the proceeding modifying the accepted tariff or to limit the scope of such participation.

      2.3 Southern GAT: Joint Applicants and Staff agree that NPC will modify NPC's divestiture bundles, and NPC will revise its filing at FERC in Docket No. ER99-2338, to reflect four load pocket generation bundles delineated according to plant sites: Reid Gardner, Clark, Harry Allen, and Sunrise/Sunpeak. In addition, NPC will modify its filing at FERC to incorporate the tariff revisions set forth in Exhibit "B" hereto.

      2.3.a. NPC will seek early acceptance of the revised tariff filed in FERC Docket No. ER99-2338. Joint Applicants and Staff respectfully request that the PUCN join or support this request.

      2.3.b. NPC will file a separate ancillary services tariff consistent with Sections 4 and 6 of Exhibit "C", attached hereto.

      2.3.c. In the event FERC determines that market power may be exercised in the southern load pocket and reject the southern GAT filed as Docket ER99-2338, Joint Applicants will, to the extent allowed by any Order issued by FERC rejecting the southern GAT, refile the southern GAT as set forth in Exhibit "C" hereto.

      2.3.d. Joint Applicants will take all reasonable and necessary actions to support the revisions and modifications or refilings as set forth above at FERC, but in the event that settlement discussions ensue, Joint Applicants may pursue settlement under terms that differ from the modified filing.

      2.3.e. By agreement to these procedures for the southern GAT, the Parties do not intend to interfere in any way with the rights of any other Party to participate at FERC in the proceeding modifying the accepted tariff or to limit the scope of such participation.


                                ARTICLE III.

                          MISCELLANEOUS PROVISIONS

      3.1 Joint Applicants will not challenge in any manner Staffs assistance and/or support of the PUCN in any proceeding related to these matters before FERC or in any other forum.

      3.2 The public record in this docket, and in the proceeding to review the revised Divestiture Plan and ISA may be used and submitted by the PUCN in whole or in part in any presentation related to these matters before FERC or any other forum and Joint Applicants will not challenge in any manner such use or submission.

      3.3 After merger consummation and pursuant to the revised Divestiture Plan including the ISA as approved by the PUCN as set forth in Paragraphs
1.5 and 1.6, Joint Applicants will divest their generation assets,

      3.3.a. Without waiving any of the provisions of Paragraph 1.4 above, all of which provisions are expressly incorporated herein, Joint Applicants agree to file with the PUCN a report of the results of the generation divestiture and if the final terms of sale deviate from the order approving the revised Divestiture Plan, Joint Applicants will not transfer title or control to the buyer until the PUCN has reviewed and approved the deviation.

      3.3.b. Joint Applicants will not use or raise Paragraph 3.3.a. against the PUCN in any manner whatsoever, or claim any right, remedy, defense, or make any argument relating thereto, and Joint Applicants expressly waive as to the PUCN any and all such rights, remedies, defenses, claims or arguments relating thereto.

      3.4 Upon acceptance by the PUCN of this Joint Proposal, the PUCN will promptly withdraw its intervention at the Securities and Exchange Commission ("SEC"), and inform the SEC that with acceptance of this Joint Proposal and the filing of the ISA as set forth in Paragraph 1.1, the PUCN has fully and finally authorized Joint Applicants to consummate the merger.


                                ARTICLE IV.

                             GENERAL PROVISIONS

      4.1 Nothing in this Joint Proposal is intended to nor shall it be interpreted as abrogating, limiting or otherwise constraining the general authority of the Commission to interpret and enforce the provisions of this agreement or of the applicability of any provisions of the Nevada Revised Statutes and Nevada Administrative Code.

      4.2 The Parties acknowledge the Commission's authority to enforce the provisions of this agreement subject to existing law and the rules promulgated thereunder.

      4.3 This Joint Proposal is made upon the express understanding that it constitutes a negotiated settlement. Each and every provision of this Joint Proposal is critical to this settlement, and the provisions of this Joint Proposal are not severable. In the event this Joint Proposal is not approved by the PUCN in its entirety, without modification and in the form presented, it shall be withdrawn without prejudice to any claim or position taken in this proceeding by any Party, and it shall not be admissible in evidence or in any way described or discussed in any proceeding hereafter.


                                   SIERRA PACIFIC POWER COMPANY
                                   SIERRA PACIFIC RESOURCES


   6/11/99                         /s/ William E. Peterson
 ------------------------          ---------------------------------


                                   NEVADA POWER COMPANY


   6/11/99                         /s/ Richard L. Hinckley
 ------------------------          ---------------------------------


                                   REGULATORY OPERATIONS STAFF


   6/11/99                         /s/ Harry Schlegelmilch
 ------------------------          ---------------------------------


                                   ATTORNEY GENERAL'S OFFICE OF
                                   ADVOCATE FOR CUSTOMERS OF
                                   PUBLIC UTILITES


   6/11/99                         /s/ Fred Schmidt
 ------------------------          ---------------------------------